                                                                     Exhibit 4.6

                                AMENDMENT TO THE

                        CHECKFREE CORPORATION 401(K) PLAN


         WHEREAS, CheckFree Corporation (fka Checkfree Holdings Corporation) (the "Employer") established the above Plan effective April 1, 1984, and amended and restated said Plan by adopting the INVESCO Trust Company Defined Contribution Master Plan and Trust effective July 1, 1997; and

         WHEREAS, the Employer has the right to amend said Plan under Section
13.02 thereof; and

         WHEREAS, the Employer desires to amend the Plan and to reduce such amendment to writing as required by Section 13.02 thereof; and

         WHEREAS, because this amendment affects the rights, duties and responsibilities of the Advisory Committee or Plan Administrator, the Advisory Committee or Plan Administrator appears herein to consent to the amendment as required by Section 13.02 of the Plan.

         NOW, THEREFORE, in consideration of the mutual agreement of the parties, the Plan is hereby amended, effective November 1, 2000, as follows:

Section 2.01 of the Plan is hereby amended to read as follows:

2.01 ELIGIBILITY.

ELIGIBILITY CONDITIONS. To become a Participant in the Plan, an Employee must satisfy the following eligibility conditions: (Choose (a) or (b) or both; (c) is optional as an additional election)

[X]      (a) Attainment of age 18 (specify age, not exceeding 21).

[X]      (b) Service requirement. (Choose one of (1) through (3))

         [ ]      (1) One Year of Service.

         [ ]      (2) months (not exceeding 12) following the Employee's
                      Employment Commencement Date.

         [X]      (3) One Hour of Service.

[ ]      (c) Special requirements for non-401(k) portion of plan. (Make elections under (1) and under (2))

                  (1) The requirements of this Option (c) apply to participation in: (Choose at least one of (i) through (iii))

                  [ ] (i) The allocation of Employer nonelective contributions and Participant forfeitures.

                  [ ] (ii) The allocation of Employer matching contributions (including forfeitures allocated as matching contributions).

                  [ ] (iii)The allocation of Employer qualified nonelective contributions.

                  (2) For participation in the allocations described in (1), the eligibility conditions are: (Choose at least one of (i) through (iv))

                  [ ] (i) ____ (one or two) Year(s) of Service, without an intervening Break in Service (as described in Section 2.03(A) of the Plan) if the requirement is two Years of Service.

                  [ ] (ii) months (not exceeding 24) following the Employee's Employment Commencement Date.

                  [ ]      (iii)One Hour of Service.

                  [ ]      (iv) Attainment of age __ (Specify age, not exceeding
                           21).

Section 3.06 of the Plan is hereby amended to read as follows:

3.06 ACCRUAL OF BENEFIT.

COMPENSATION TAKEN INTO ACCOUNT. For the Plan Year in which the Employee first becomes a Participant, the Advisory Committee will determine the allocation of any cash or deferred contribution, designated qualified nonelective contribution or nonelective contribution by taking into account: (Choose (a) or (b))

[ ]       (a)  The Employee's Compensation for the entire Plan Year.

[X] (b) The Employee's Compensation for the portion of the Plan Year in which the Employee actually is a Participant in the Plan.

ACCRUAL REQUIREMENTS. Subject to the suspension of accrual requirements of
Section 3.06(E) of the Plan, to receive an allocation of cash or deferred contributions, matching contributions, designated qualified nonelective contributions, nonelective contributions and Participant forfeitures, if any, for the Plan Year, a Participant must satisfy the conditions described in the following elections: (Choose (c) or at least one of (d) through (f))

[ ] (c) SAFE HARBOR RULE. If the Participant is employed by the Employer on the last day of the Plan Year, the Participant must complete at least one Hour of Service for that Plan Year. If the Participant is not employed by the Employer on the last day of the Plan Year, the Participant must complete at least 501 Hours of Service during the Plan Year.

[X] (d) HOURS OF SERVICE CONDITION. The Participant must complete the following minimum number of Hours of Service during the Plan Year:
         (Choose at least one of (1) through (5))

         [X]      (1) 1,000 Hours of Service.

         [ ] (2) (Specify, but the number of Hours of Service may not exceed 1,000).

         [X] (3) No Hour of Service requirement if the Participant terminates employment during the Plan Year on account of:
                  (Choose (i), (ii) or (iii))

               [X]         (i)  Death.

               [X]         (ii) Disability.

               [X] (iii)Attainment of Normal Retirement Age in the current Plan Year or in a prior Plan Year.

         [ ]      (4)

                  Hours of Service (not exceeding 1,000) if the Participant terminates employment with the Employer during the Plan Year, subject to any election in Option (3).

         [X] (5)No Hour of Service requirement for an allocation of the following contributions: __________________ SALARY DEFERRALS.

[X] (e) EMPLOYMENT CONDITION. The Participant must be employed by the Employer on the last day of the Plan Year, irrespective of whether he satisfies any Hours of Service condition under Option (d), with the following exceptions: (Choose (1) or at least one of (2) through (5))

          [ ]     (1)  No exceptions.

          [X]     (2)  Termination of employment because of death.

          [X]     (3)  Termination of employment because of disability.

          [X]     (4)  Termination of employment following attainment of Normal
                       Retirement Age.

          [X]     (5)  No employment condition for the following contributions:
                       SALARY DEFERRALS.

[ ]       (f) (Specify other conditions, if applicable): ______________________.

SUSPENSION OF ACCRUAL REQUIREMENTS. The suspension of accrual requirements of
Section 3.06(E) of the Plan: (Choose (g), (h) or (i))

[X]       (g)  Applies to the Employer's Plan.

[ ]       (h)  Does not apply to the Employer's Plan.

[ ] (i) Applies in modified form to the Employer's Plan, as described in an addendum to this Adoption Agreement, numbered Section 3.06(E).

SPECIAL ACCRUAL REQUIREMENTS FOR MATCHING CONTRIBUTIONS. If the Plan allocates matching contributions on two or more allocation dates for a Plan Year, the Advisory Committee, unless otherwise specified in Option (l), will apply any Hours of Service condition by dividing the required Hours of Service on a prorata basis to the allocation periods included in that Plan Year. Furthermore, a Participant who satisfies the conditions described in this Adoption Agreement
Section 3.06 will receive an allocation of matching contributions (and forfeitures treated as matching contributions) only if the Participant satisfies the following additional condition(s): (Choose (j) or at least one of (k) or (l))

[X]       (j) No additional conditions.

[ ] (k) The Participant is not a Highly Compensated Employee for the Plan Year. This Option (k) applies to: (Choose (1) or (2))

          [ ]      (1)  All matching contributions.

          [ ]      (2)  Matching contributions described in Option(s) _________
                        of Adoption Agreement Section 3.01.

[ ]       (l)      (Specify).


         Except as specifically amended hereby, the Plan shall remain unchanged.

         This amendment shall be effective as of the date set forth above.

Dated:  November 1, 2000



CHECKFREE CORPORATION
           a Delaware corporation
(fka CheckFree Holdings Corporation)



By: /s/ Harley J. Ostis
    ----------------------------
Title:  Executive Vice President, Human Resources and Administration
      --------------------------------------------------------------